Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186	Trading Symbol: VGZ Toronto and NYSE Amex Stock Exchanges

NEWS

Vista Gold Corp. Announces Positive Metallurgical Test Results for the Mt. Todd Project, Northern Territory, Australia, and Appointment of Thomas DeMull as Senior Vice President, Project Development

Denver, Colorado, August 26, 2009 — Vista Gold Corp. (“Vista”) (TSX & NYSE Amex: VGZ) announced today the updated results of metallurgical tests completed for the Mt. Todd gold project, Northern Territory, Australia, and the appointment of Thomas DeMull as Senior Vice President, Project Development.

As part of the on-going engineering studies on the development of the Mt. Todd gold project, Resource Development, Inc. (“RDi”) of Wheat Ridge, Colorado, JKTech Pty Ltd (“JKTech”) of Queensland, Australia, and Ausenco Services Pty Ltd (“Ausenco”) of Perth, Australia, have recently completed additional successful metallurgical test programs and simulations.  The metallurgical tests were conducted on core from the 2008 Mt. Todd drilling program that is believed to be representative of approximately 80% of the ore contained in the pit shape identified in Vista’s May 2009 Preliminary Economic Assessment (please refer to Vista’s press release dated June 4, 2009).

The RDi test work confirms a gold recovery of 82% in a whole ore leach circuit with ore that has been ground to a relatively coarse size of 80% passing 100 mesh.  JKTech completed testing to determine ore grinding characteristics for both conventional crushing/grinding as well as crushing with high pressure grinding rolls (“HPGR”) followed by grinding.  The results of the JKTech testing together with other information were used by Ausenco in a comminution circuit simulation.  The work by Ausenco confirmed earlier test work completed by Vista, and indicated energy and operating cost savings may be realized by utilizing HPGR technology for processing the Mt. Todd ore. The results of these studies and simulations will be incorporated into the Preliminary Feasibility Study(2)  (“PFS”) which Vista expects to complete in the fourth quarter of this year.

Commenting on the test results, Fred Earnest, Vista’s President and Chief Operating Officer, stated, “The Mt. Todd test program continues to advance, confirming the selection of process technology and developing input parameters for the PFS.  The PFS is examining the best approach to develop the estimated 4.25 million ounces of measured and indicated gold resource (147.6 million tonnes at 0.93 g/t)(1),(2) and is targeting a potential mining operation with an estimated annual production of approximately 250,000 ounces of gold per year.  We are also nearing the completion of a review of exploration data and our initial field programs on the extensive exploration leases, which we will use to design our next exploration program.  We believe further drilling on the Batman deposit and on the surrounding exploration leases will define a significantly larger gold resource.”

Additionally, on September 10, 2009, Thomas DeMull will assume the position of Senior Vice President, Project Development.  Mr. DeMull holds a MS degree in Metallurgical Engineering from Michigan Technology University and has over 30 years of experience in the development and operation of gold and copper mines.  He has worked in North and South America and the Asian-Pacific. Over the past 25 years, Tom has worked on 10 new mine projects, six of which became operating mines, including the Sleeper mine in Nevada and Newmont’s Batu Hijau mine in Indonesia.  Most recently, Mr. DeMull held the position of President and CEO of Rocky Mountain Resources Corp.

Fred Earnest, Vista’s President and Chief Operating Officer, stated, “We are very pleased to have an executive with Tom’s qualifications join our team.  We believe his talents and experience will allow him to make immediate contributions to our Mt. Todd and Paredones Amarillos development projects.”

(1)  For more information on the Mt. Todd gold project, please see Vista’s technical report(2)  entitled “Mt. Todd Gold Project Updated Preliminary Economic Assessment Report, Northern Territory, Australia” dated June 11, 2009 available on SEDAR at www.sedar.com.  Mr. John Rozelle, is the independent “qualified person” within the meaning of National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) for the mineral resource estimate of the Mt. Todd gold project included in this press release.

Except as described above, Deepak Malhotra, PhD, is the independent “qualified person” within the meaning of NI 43-101 who supervised the preparation of the scientific and technical information that forms the basis of this press release.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com. Vista has taken steps to advance the Paredones Amarillos gold project located in Baja California Sur, Mexico, towards production.  These steps include the completion of a definitive feasibility study, the purchase of long-delivery processing equipment, and the purchase of land for the processing facilities, related infrastructure and the desalination plant. The results of a Preliminary Economic Assessment completed in 2009 on the Mt. Todd gold project in Australia are encouraging and Vista is undertaking other studies to advance the project, with the completion of a preliminary feasibility study targeted for the fourth quarter of 2009   Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, Yellow Pine gold project in Idaho, Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the conversion of inferred resources to measured and indicated resources, the potential for gold resources in the Batman deposit and other targets within the Mt. Todd gold project, the waste-to-ore ratio at Mt. Todd, the successful completion of a metallurgical testing program at Mt. Todd,  the representativeness of metallurgical results for the Mt. Todd gold project, the timing and outcome of a Mt. Todd pre-feasibility study,  estimates  of future operating, annual production and financial performance of the Mt. Todd gold project, the targeted annual production of the Mt. Todd gold project,  uncertainty of mine planning criteria and design, future gold prices, future U.S.-to-Australian dollar exchange rates, the improved efficiencies of high pressure grinding roll technology, favorable effects of Mt. Todd project economics, Vista’s ability to add value in a cost-effective manner, plans for the construction and development of the Paredones Amarillos gold project, and the possibility of production at the Paredones Amarillos gold project and other such matters are forward-looking statements and forward-looking information. When used in this press release, the words “potential,” “target,” “estimate,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource estimate results estimates on which such results are based; uncertainty of mine planning criteria and design including uncertainty related to targeted annual production rates of the Mt. Todd gold project, risks relating to completing metallurgical testing and scheduling for pre-feasibility studies; risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays at the Mt. Todd gold project; risks of shortages of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; risks relating to permitting, uncertainties concerning resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K, as amended and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

(2)  Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This press release and the PFS and technical report referenced in this press release use the terms “Measured Resources”, “Indicated Resources” and “Measured & Indicated Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The PFS and technical report referenced in this press release use the term “inferred resources”. We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com